Exhibit 99.1

Press Release
January 23, 2007

6714 Pointe Inverness Way, Suite 200
Fort Wayne, IN 46804-7932
260.459.3553 Phone260.969.3590 Fax

Steel Dynamics Reports Second Highest Quarterly Earnings and Record Results for 2006

FORT WAYNE, INDIANA, January 23, 2007 — Today Steel Dynamics, Inc. (NasdaqGS:STLD) announced net sales of $3.2 billion for the year 2006, a 48 percent increase over 2005 net sales of $2.2 billion. Net income for 2006 was $397 million, or $3.77 per diluted share, compared to 2005 net income of $222 million or $2.17 per diluted share, an increase in net income of 79 percent. Per-share figures for all periods reflect a two-for-one stock split in the company’s common stock effective November 20, 2006.

For the fourth quarter of 2006 net income was $105 million, or $1.03 per diluted share, compared to $65 million or $0.65 per diluted share in the fourth quarter of 2005. Net sales were $840 million for the quarter, an increase of 47 percent over the fourth quarter of 2005. Consolidated shipments in the fourth quarter were up 27 percent to 1.2 million tons compared to 920,000 tons in the fourth quarter of 2005. Compared to the third quarter of 2006, consolidated shipments were 6 percent lower. The average consolidated selling price per ton in the fourth quarter of 2006 decreased to $720 from $733 in the third quarter, but was up 16 percent compared to the fourth quarter of 2005. The cost of steel scrap per net ton charged decreased $28 from the third quarter to the fourth quarter.

Consolidated shipments for 2006 grew 30 percent to 4.7 million tons. All three of the company’s Indiana steel mills established annual records for sales and profits. Each mill also achieved new production and shipping milestones.  For the first time, the Flat Roll Division’s annual shipments exceeded 2.5 million tons, the Structural and Rail Division topped 1 million tons, and Engineered Bar Products surpassed 500,000 tons. In addition, both steel mills that were acquired as a part of the merger with the Roanoke Electric Steel Corporation achieved record results in 2006. Roanoke contributed to Steel Dynamics’ results for slightly less than three calendar quarters, following the merger’s effective date of April 12, 2006.

In 2006 the company’s operating income was $141 per ton shipped with an operating margin of 20 percent. SDI’s 2006 average consolidated selling price per ton increased to $691 from $608 in 2005. During 2006, Steel Dynamics generated $404 million in cash flow from operations. Capital expenditures for the year were $129 million. During 2006 the company invested $247 million to repurchase 9.4 million shares of common stock, post-split.

“2006 was an excellent year for Steel Dynamics,” said Keith Busse, President and CEO. “During 2006 we were able to take advantage of numerous marketplace opportunities as a result of the production capabilities we’ve put into place over the past several years. With the exception of some softening of demand for flat-rolled steel in the fourth quarter due to market oversupply, the markets for our products were strong all year. With prices for steel scrap and energy costs remaining relatively stable or declining, and selling prices relatively strong, we were able to achieve stronger margins.

“The integration of Roanoke Electric Steel into Steel Dynamics is progressing extremely well, with a strong contribution to SDI’s earnings from those operations starting in the third quarter. With the addition to our product mix of Roanoke’s merchant bars and Steel of West Virginia’s specialty structural steel products, as well as the strong growth in wide-flange beams and SBQ bars, Steel Dynamics ended 2006 as a much more diversified steelmaker. In 2005 two-thirds of our volume was in flat-rolled steel, but by the fourth quarter of 2006 flat rolled accounted for slightly less than half of our steel operations shipments. The strength of other steel products helped us offset lower volumes in flat rolled toward the end of the year.”

“As we look ahead to 2007, we are optimistic about our ability to continue our growth in sales and earnings, continuing to take advantage of our production assets and our capabilities to provide our customers with quality steel products tailored to meet their needs,” Busse said. “The capital spending projects now underway in 2007 should increase our production capacity to nearly 6.5 million tons by the end of 2008. As for the current market conditions, we expect the inventory correction for flat-rolled steel to be resolved by the second quarter, and at this time foresee continued favorable market conditions in 2007 for other product categories related to non-residential building, commercial transportation, and commercial and industrial investment. SDI sees its first quarter 2007 earnings in the range of $0.85 to $0.90 per diluted share. Although the first quarter appears to be slightly softer than the fourth quarter due to continued weakness in the flat-rolled sector, it will still be stronger than the first quarter of 2006.  All in all, should the economy remain strong and stable, 2007 could be another record year.”

Forward-Looking Statements

This press release contains some predictive statements about future events, including statements related to conditions in the steel marketplace, Steel Dynamics’ revenue growth, costs of raw materials, future profitability and earnings, and the operation of new or existing facilities. These statements are intended to be made as “forward-looking,” subject to many risks and uncertainties, within the safe harbor protections of the Private Securities Litigation Reform Act of 1995. Such predictive statements are not guarantees of future performance, and actual results could differ materially from our current expectations.

Factors that could cause such predictive statements to turn out other than as anticipated or predicted include, among others:  changes in economic conditions affecting steel consumption; increased foreign imports; increased price competition; difficulties in integrating acquired businesses; risks and uncertainties involving new products or new technologies; changes in the availability or cost of steel scrap or substitute materials; increases in energy costs; occurrence of unanticipated equipment failures and plant outages; labor unrest; and the effect of the elements on production or consumption.

In addition, we refer you to SDI’s detailed explanation of these and other factors and risks that may cause such predictive statements to turn out differently, as set forth in our most recent Annual Report on Form 10-K and in other reports which we from time to time file with the Securities and Exchange Commission, available publicly on the SEC Web site, www.sec.gov, and on the Steel Dynamics Web site, www.steeldynamics.com

Forward-looking or predictive statements we make are based on our knowledge of our businesses and the environment in which they operate as of the date on which the statements were made.  Due to these risks and uncertainties, as well as matters beyond our control which can affect forward-looking statements, you are cautioned not to place undue reliance on these predictive statements, which speak only as of the date of this press release.  We undertake no duty to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Conference Call and Webcast

On Wednesday, January 24, 2007 at 11:00 am EST, Steel Dynamics will host a conference call in which Steel Dynamics’ management will discuss fourth quarter and 2006 results. You are invited to listen to the live audio broadcast of the conference call over the Internet, accessible from Steel Dynamics’ Web site: www.steeldynamics.com

Dial-in information is available on our Web site. No telephone replay will be available. An audio replay of the Webcast will be available on the SDI Web site.

Contact:	Fred Warner, Investor Relations Manager (260) 969-3564
f.warner@steeldynamics.com

Steel Dynamics, Inc.

UNAUDITED CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2006	2005	2006	2005

Net Sales	$839,800	$569,645	$3,238,787	$2,184,866

Costs of goods sold	610,654	429,689	2,408,795	1,699,717
Selling, general, and administrative expenses	53,872	26,058	170,878	91,974

Operating Income	175,274	113,898	659,114	393,175

Interest expense	8,498	7,898	32,104	34,341
Other (income) expense, net	(1,615)	411	(4,545)	(1,792)

Income before income taxes	168,391	105,589	631,555	360,626

Income taxes	63,325	40,652	234,848	138,841

Net income	$105,066	$64,937	$396,707	$221,785

Basic earnings per share	$1.14	$.75	$4.22	$2.49

Weighted average common shares outstanding	92,545	86,267	93,931	89,242

Diluted earnings per share,
including effect of assumed conversions	$1.03	$.65	$3.77	$2.17

Weighted average common shares and share equivalents outstanding	102,297	100,263	105,774	103,284

Dividends declared per share	$.15	$.05	$.50	$.20

Note:       All prior period share data has been adjusted to include the company’s two for one stock split effective November 20, 2006.

Steel Dynamics, Inc.
UNAUDITED SUPPLEMENTAL OPERATING INFORMATION

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,		Quarterly 2006
	2006	2005	2006	2005	First	Second	Third
Shipments and Production Data (tons)

Shipments
Steel Operations*
Flat Roll Division	580,967	623,156	2,541,251	2,375,469	663,045	653,075	644,164
Structural & Rail Division	266,941	198,363	1,018,426	826,661	247,133	242,627	261,725
Engineered Bar Division	122,156	93,333	502,169	357,241	125,350	124,132	130,531
Roanoke Bar Division	145,639	—	458,327	—	—	146,260	166,428
Steel of West Virginia	71,119	—	237,437	—	—	80,412	85,906
	1,186,822	914,852	4,757,610	3,559,371	1,035,528	1,246,506	1,288,754

Steel Fabrication Operations**	68,256	43,706	236,012	141,125	40,689	60,862	66,205
Other Operations***	115,043	80,685	420,169	319,323	73,196	122,595	109,335
Intercompany	(203,440)	(119,665)	(725,522)	(426,087)	(93,661)	(208,388)	(220,033)
Consolidated shipments	1,166,681	919,578	4,688,269	3,593,732	1,055,752	1,221,575	1,244,261

Steel Operations* production	1,202,254	941,915	4,696,455	3,616,480	1,060,885	1,170,218	1,263,098

Average consolidated selling price per ton	$720	$619	$691	$608	$631	$672	$733
Average Steel Operations* selling price per ton	674	596	656	587	611	639	693

*                                         Steel Operations include the company’s Flat Roll Division, Structural and Rail Division, Engineered Bar Products Division, and after the effective date of the merger on April 12, 2006, also include Roanoke Bar Division and Steel of West Virginia operations.

**                                  Steel Fabrication Operations include the company’s two joist and deck fabrication plants located in Indiana and Florida, and after the effective date of the merger on April 12, 2006, also include three additional joist fabrication plants located in Ohio, Virginia, and South Carolina.

***                           Other Operations include Iron Dynamics and Paragon Steel Enterprises, and after the effective date of the merger on April 12, 2006, also include the operations from two steel scrap processing facilities.

Steel Dynamics, Inc.
CONSOLIDATED BALANCE SHEETS
(in thousands)

	December 31, 2006	December 31, 2005
	(unaudited)
Assets
Current assets
Cash and equivalents	$29,373	$65,518
Accounts receivable	408,376	253,500
Inventories	569,317	386,892
Deferred income taxes	13,964	6,516
Other current assets	15,167	13,307
Total current assets	1,036,197	725,733

Property, plant and equipment, net	1,136,703	999,969

Restricted cash	5,702	1,588

Intangible assets	12,226	—

Goodwill	30,966	1,925

Other assets	25,223	28,472
Total assets	$2,247,017	$1,757,687

Liabilities and Stockholders’ Equity

Current liabilities
Accounts payable	$147,942	$108,723
Income taxes payable	30,497	6,819
Accrued expenses	94,024	66,449
Accrued profit sharing	46,341	23,030
Current portion of long-term debt	80,686	2,156
Total current liabilities	399,490	207,177

Long-term debt
Senior unsecured 9.5% notes	300,000	300,000
Convertible subordinated 4.0% notes	37,500	115,000
Other long-term debt	16,920	17,960
Unamortized bond premium	3,772	5,459
Total long-term debt	358,192	438,419

Deferred income taxes	256,803	231,105

Minority interest	1,424	1,118

Commitments and contingencies

Stockholders’ equity
Common stock	537	529
Treasury stock, at cost	(230,472)	(270,905)
Additional paid-in capital	367,772	405,900
Retained earnings	1,093,271	744,344
Total stockholders’ equity	1,231,108	879,868
Total liabilities and stockholders’ equity	$2,247,017	$1,757,687

Steel Dynamics, Inc.
UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2006	2005	2006	2005
Operating activities:
Net income	$105,066	$64,937	$396,707	$221,785

Adjustments to reconcile net income to net cash providedby operating activities:
Depreciation and amortization	27,519	23,397	114,812	91,865
Stock option expense	2,233	—	7,479	—
Deferred income taxes	8,252	8,365	(478)	22,230
Minority interest	(390)	174	306	(1,351)
Changes in certain assets and liabilities:
Accounts receivable	(5,178)	(34,875)	(72,277)	361
Inventories	(11,591)	(7,406)	(66,240)	(5,404)
Accounts payable	(46,634)	1,190	(9,787)	(32,299)
Income taxes payable	(3,349)	3,764	13,974	6,553
Other working capital	25,546	32,452	19,073	7,016

Net cash provided by operating activities	101,474	91,998	403,569	310,756

Investing activities:
Purchase of property, plant and equipment	(44,264)	(18,031)	(128,618)	(63,386)
Acquisition of business, net of cash acquired	—	—	(89,106)	—
Purchase of short-term investments	—	—	(14,075)	—
Maturities of short-term investments	—	—	14,075	—
Other investing activities	69	—	311	1,345
Net cash used in investing activities	(44,195)	(18,031)	(217,413)	(62,041)

Financing activities:
Issuance of debt	265,000	—	330,000	268,706
Repayment of debt	(215,533)	(36,299)	(297,231)	(276,510)
Issuance of common stock (net of expenses) andproceeds and tax benefits from exercise of stock options	2,351	1,556	29,099	15,401
Purchase of treasury stock	(86,264)	—	(246,624)	(186,764)
Dividends paid	(14,303)	(4,310)	(37,545)	(18,276)
Debt issuance costs	—	—	—	(2,088)
Net cash used in financing activities	(48,749)	(39,053)	(222,301)	(199,531)

Increase (decrease) in cash and equivalents	8,530	34,914	(36,145)	49,184
Cash and equivalents at beginning of period	20,843	30,604	65,518	16,334

Cash and equivalents at end of period	$29,373	$65,518	$29,373	$65,518

Supplemental disclosure of cash flow information:
Cash paid for interest	$1,917	$2,135	$32,448	$34,914
Cash paid for federal and state income taxes	$70,392	$20,060	$226,354	$110,160